Exhibit 10.1

BENSON HILL, INC. LONG-TERM INCENTIVE PROGRAM
Effective January 1, 2023

Purpose
The purpose of the Benson Hill, Inc. Long-Term Incentive Program (the “LTIP”) is to maximize the Company’s performance over the long term by aligning the interests of the Company’s stockholders and its key employees.
Compensation Philosophy
The Company believes that incentive pay should be structured to:

•Align the interests of management and shareholders
•Elevate year-over-year business performance by cultivating a culture of personal drive, executional excellence and resiliency
•Advance our competitive position by taking targeted efforts to incentivize and retain talent based on role criticality and impact to the business
Eligibility
Individuals eligible for awards under the LTIP include employees at Grade 7 and above and must be employed by the Company or an affiliate on the date the stock award is granted, except as otherwise required by applicable law. Upon the recommendation of the CEO and other Executive Leadership Team members, the Compensation Committee may expand eligibility under the LTIP to other key employees, including key employees of Company Affiliates.
Employees hired as vice president or senior vice president will be eligible for a new hire grant not to exceed 50% and 75% of employee’s base salary respectively. Employees promoted to a Vice President or above position after the start of an annual award period will be eligible to receive a pro-rated award that brings the employee up to the target grant of the employee’s promoted position. All other employees hired or promoted to be eligible after the start of an annual award period will become eligible for a pro-rated award based on the amount of time remaining in the annual award period. New hire and promotion awards will be granted as soon as practical following the end of the quarter in which the new hire or promotion takes place. Vesting will begin on the 1st day of the quarter following the hire or promotion date, and the price used to determine the number of shares granted will be the volume-weighted average price (VWAP) of Benson Hill (BHIL) stock for the month preceding applicable quarter.
Stock-Based Incentive Awards
Long term incentive awards normally will consist of time-vested restricted stock units and/or performance- vested restricted stock units. The Compensation Committee may also grant stock awards for those years in which the Company’s performance is extraordinary or for other business purposes (including, for example, to address unique employee retention issues). All such stock-based awards will be issued pursuant and subject to the terms of the Benson Hill, Inc. 2021 Omnibus Incentive Plan and an award agreement granted thereunder. Words capitalized and not defined will have the terms as defined in the plan.

Benson Hill, Inc. Long-Term Incentive Program
When Stock Units Are Granted and How Many
•Number of RSUs will be determined based on target percentage of base pay and an individual performance factor. The individual performance factor (0%-150%) is applied to recognize performance against team members’ individual goals, accounting for both individual contribution and alignment to the Company's Core Values.

	•The price used to determine the number of shares granted will be the volume-average price (VWAP) of Benson Hill (BHIL) stock for the month preceding the grant.

	Job Title Examples	Grade	RSU Target %
	CEO	Executive IV	200%
	EVP	Executive III	75%
			60%
	SVP	Executive II	45%
	Vice President	Executive I	40%
	Sr. Director	Grade 9	35%
	Director	Grade 8	25%
	Sr. Manager, Consultant, Sr. Scientist	Grade 7	15%

•Type and amount of RSU award determined annually by the Compensation Committee after review of the eligible employee's individual performance factor, with the grant of RSUs on the 3rd business day following Benson Hill's annual earnings call.

Vesting of RSUs	•RSUs will vest annually over 3 years from the vesting start date.
•For some senior executives, RSUs may vest upon the attainment of predetermined Company performance goals in addition to the time vesting. The Company performance goals will be set by the Compensation Committee and attainment of the performance goal will be certified by the Compensation Committee.

•If an employee terminates employment before the RSUs are vested (both time and performance, as applicable), the RSUs will be forfeited; provided that,terminations without Cause or for Good Reason, or in connection with a Change in Control, may have certain accelerated vesting protections, as specified in the applicable award agreement.

Dividend Equivalents	•Dividend equivalents will accrue on unvested RSUs but will only be paid upon vesting.
Taxation	•The settlement of RSUs is compensation subject to applicable taxes and other withholdings in the year of vesting, and the Company may net settle the RSUs to satisfy withholding obligations.
Voting Rights	•Employee has voting rights once the stock is issued in settlement of RSU.

Compensation Committee Administration
•Pursuant to the Compensation Committee’s charter and applicable laws, the Compensation Committee has the authority to:
Determine the amount and type of to be awards granted;
Determine any performance or other conditions and limitations that may apply with respect to such awards;
Determine whether awards will be settled in stock or cash, or a combination of both;
Construe and interpret the LTIP, and promulgate, amend, and rescind rules and regulations relating to the administration of the LTIP and any awards;
Delegate, as it determines advisable in its sole discretion, its authority to the CEO with respect to awards that do not involve named executive officers; and
•Exercise its discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the LTIP.

Amendment or Termination
•The LTIP may be modified or terminated at any time by the Compensation Committee. This document does not provide a guarantee of participation or pay-out. Furthermore, this document does not establish a contract of employment between the Company and any employee, nor does it establish a guarantee of employment for any specific period of time.